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                                    EXHIBIT 4


                                 FIRST AMENDMENT
                                       TO
                       THE GOODYEAR TIRE & RUBBER COMPANY
                  EMPLOYEE SAVINGS PLAN FOR SALARIED EMPLOYEES
                          (January 1, 1997 Restatement)

         WHEREAS, the Employer maintains The Goodyear Tire & Rubber Company Employee Savings Plan for Salaried Employees (the "Plan"), originally established effective as of July 1, 1984, which was amended and restated most recently as of May 9, 1997; and

         WHEREAS, pursuant to Section 16.1 of the Plan, the Employer has reserved the right to amend the Plan.

         NOW, THEREFORE, the Plan shall be amended as hereinafter set forth:

         1. Effective as of April 1, 1998, a new sentence is added at the end of Section 2.1(u) provide as follows:

                           A Participant shall also mean, except for purposes of
                           Section 3.1, Section 4.1, and Section 5.1, an Employee who elects to make a rollover contribution to the Plan in accordance with the provisions of
                           Section 5.5.

         2.       Effective as of January 1, 1999, the second sentence of
                  Section 3.1 of the Plan is amended to provide as follows:

                           Each other Employee shall become a Participant as of the Enrollment Date next following the date on which he completes three months of Continuous Service, or any subsequent Enrollment Date, if he has timely filed with the Company an election in the manner and form as prescribed by the Company.

         3. Effective as of April 1, 1998, Article V of the Plan is renamed "After-Tax Contributions and Rollover Contributions," and a new Section 5.5 is added to the Plan to provide as follows:



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                  5.5      Rollover Contributions.
                           -----------------------

                           Any Employee, regardless of whether he has satisfied the eligibility requirements of Section 3.1, Participant, or Former Participant who was a participant in another plan qualified under Section 401 of the Code and who receives an eligible rollover distribution within the meaning of Section 402(c)(4) of the Code from such plan may elect to make a rollover contribution to the Plan. An Employee, Participant, or Former Participant shall make a rollover contribution to the Plan either by a direct rollover pursuant to Section 401(a)(31) of the Code, or by delivering, or causing to be delivered, to the Trustee the cash that constitutes the rollover contribution amount within (60) days of receipt of the distribution from such other plan, in either case in the manner prescribed by the Company. A separate sub-account shall be established pursuant to Section
                           8.7 for the rollover contribution, and the rollover contribution shall be invested pursuant to the investment election of the Employee, Participant, or Former Participant in effect under Section 7.2 with respect to the investment of Tax-Deferred Contributions and After-Tax Contributions. An Employee, Participant, or Former Participant who makes a rollover contribution to the Plan who does not already have an investment election in place under Section 7.2 shall also make such an investment election. An Employee's, Participant's, or Former Participant's interest in his sub-account for rollover contributions shall be fully vested at all times.

         4.        Effective as of January 1, 1999, the last sentence of Section
                   12.3 of the Plan is amended to provide as follows:

                           Notwithstanding the foregoing, if the balance carried in the separate account of a Former Participant is or ever was in excess of $5,000 and the Former Participant has not attained age 65, no distribution shall be made to such Former Participant without his written consent.

         5. Effective as of January 1, 1998, Paragraph (x) of Section 2.1 of the Plan is hereby restated to read as follows:

                           x)       A "Plan year" shall mean:

                                    (i)     For Plan years beginning prior to
                                    January 1, 1998, the calendar year;

                                    (ii)    For the Plan year beginning on
                                    January 1, 1998, the period commencing on January 1, 1998, and ending on December 30, 1998; and

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                                    (iii)   For Plan years beginning after
                                    December 30, 1998, the 12-month period
                                    commencing on December 31 and ending on
                                    December 30.

         6. Effective as of January 1, 1998, Section 4.2 of the Plan is hereby amended by substituting "calendar year" for "Plan year" each time that it appears in Section 4.2 except that the last two references to "Plan year" shall remain unchanged.

         7. Effective as of January 1, 1998, Section 4.7 of the Plan is hereby amended by substituting "calendar year" for "Plan year" each time that it appears in Section 4.7.

         8. Effective as of January 1, 1998, Section 6.7 of the Plan is hereby amended by deleting the period and inserting at the end thereof: ", and other than the Minimum Employer Contribution under Section 22.1."

         9. Effective as of January 1, 1998, Section 9.1 of the Plan is hereby amended by substituting "calendar year" for "Plan year" each time that it appears in Section 9.1.

         10. Effective as of January 1, 1998, Section 19.4 of the Plan is hereby amended by changing the title to "Top-Heavy Employer Contribution."

         11. Effective as of January 1, 1998, the Plan is hereby amended by adding a new Article XXII to read as follows:

                                  ARTICLE XXII

                          MINIMUM EMPLOYER CONTRIBUTION


         22.1     Contribution of the Minimum Employer Contribution.
                  --------------------------------------------------

                  For each Plan year that the Board of Directors of The Goodyear Tire & Rubber Company authorizes, an Employer shall make a minimum aggregate contribution to the Plan in cash, at least equal to a specified dollar amount (the "Minimum Employer Contribution"). The Minimum Employer Contribution shall be set by the appropriate resolution of the Board of Directors of The Goodyear Tire & Rubber Company, or as delegated by the Board through an appropriate resolution on or before the last day of the Employer's taxable year that ends with or within such Plan year.

                  The Employer shall satisfy the Minimum Employer Contribution by "employer contributions" made at any time during the Plan year. The Minimum Employer Contribution shall be deemed to be satisfied for the Plan year as soon as the total

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                  of "employer contributions" for the Plan year equals the
                  amount of the Minimum Employer Contribution. For purposes of this Section 22.1, "employer contributions" means any employer contributions under Section 404 of the Code, including, but not limited to, Tax-Deferred Contributions and Matching Employer Contributions.

                  In accordance with the provisions of Section 18.10, but without regard to any exception provided in that Section or
                  Section 18.12, the Minimum Employer Contribution, shall not revert to, or otherwise inure to the benefit of an Employer or any related corporation.

         22.2     Allocation of Minimum Employer Contribution.
                  --------------------------------------------

                  The Minimum Employer Contribution for the Plan year shall be allocated as follows:

                  (a) First, the Minimum Employer Contribution for the Plan year shall be allocated during the Plan year to each Employee who is a Participant on the first day of the Plan year to the extent that Tax-Deferred Contributions pursuant to Section 4.2 and Matching Employer Contributions pursuant to Section 6.3. These allocations shall be made to each such Participant's Tax-Deferred Contributions and Matching Employer Contributions sub-account, respectively.

                  (b) Second, the balance of the Minimum Employer Contribution, if any, remaining after the allocation in Section 22.2(a) shall be allocated to each Non-Highly Compensated Employee who is a Participant on the first day of the Plan year and an Employee on the last day of the Plan year, in the same ratio that such Participant's Tax-Deferred Contributions during the Plan year bears to the Tax-Deferred Contributions of all such Participants during the Plan year. This allocation shall be made to each such Participant's Matching Employer Contributions sub-account.

                  (c) Third, notwithstanding Article IX, if the total contributions allocated to a Participant's sub-accounts exceed the Participant's maximum annual addition limit for any calendar year as a result of the Minimum Employer Contribution, then such excess shall be held in a suspense account as provided under
                           Section 415 of the Code. Such amounts shall be applied to reduce Employer contributions in the next, and succeeding, calendar years.

                  Each installment of the Minimum Employer Contribution shall be held in a separate contribution suspense account unless, or until, allocated on or before the end of the Plan year in accordance with this Section 22.2. Such suspense account shall not participate in the allocation of investment gains, losses, income and deductions

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                  of the Trust Fund as a whole, but shall be invested
                  separately, as directed by the Employer, and all gains, losses, income and deductions attributable to such investment shall be allocated in proportion to Section 22.2(a) and (b) respectively.

                  Notwithstanding any other provision of the Plan to the contrary, any allocation of Tax-Deferred Contributions to a Participant's account shall be made under either Section 4.2 or this Section 22.2, but not both Sections, and any allocation of Matching Employer Contributions shall be made under either Section 6.3 or this Section 22.2, as appropriate, but not both Sections.

                  IN WITNESS WHEREOF, The Goodyear Tire & Rubber Company has caused this Amendment to be executed by its authorized officer and its corporate seal to be affixed hereto as of the date set forth above.

                  EXECUTED at Akron, Ohio, this 22nd day of December, 1998.


                              THE GOODYEAR TIRE & RUBBER COMPANY


                              By:   /s/ James Boyazis
                                 -------------------------------
                                          Vice President
Attest:

    /s/ P.A. Kemph
-------------------------
     Assistant Secretary